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                                                                     EXHIBIT 2.2




                  FIRST AMENDMENT TO STOCK PURCHASE AGREEMENT


         FIRST AMENDMENT TO STOCK PURCHASE AGREEMENT (this "Amendment"), dated August 1, 1997, by and among DS Group Limited, a corporation formed under the laws of England and Wales ("Buyer"), Thermadyne Holdings Corporation, a Delaware corporation ("Holdings"), and Deloro Stellite Holdings Corporation, a Delaware corporation formerly known as MAG Acquisition Corp. and Deloro Stellite Corporation (the "Company").

                                   RECITALS:

         WHEREAS, Buyer, Holdings and the Company are parties to that certain Stock Purchase Agreement dated July 11, 1997 (the "Stock Purchase Agreement") pursuant to which Buyer will acquire all of the issued and outstanding capital stock of the Company; and

         WHEREAS, Buyer, Holdings and the Company desire to amend certain provisions of the Stock Purchase Agreement.

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, the parties hereto agree as follows:

                                   ARTICLE I

                             AMENDMENT OF AGREEMENT

         Section 1.1      Consideration for the Shares.  The first sentence of
Section 2.2 of the Stock Purchase Agreement is hereby amended in its entirety to read as follows: "The aggregate purchase price payable by Buyer for the Shares shall be $88,543,000 in cash (the "Purchase Price")."

         Section 1.2 Purchase Price Adjustment. Section 2.3(a) of the Stock Purchase Agreement is hereby amended in its entirety to read as follows:

         As soon as practicable, but in no event later than 60 days following the Closing Date, Holdings shall prepare an unaudited consolidated balance sheet of the Company as of the Closing Date (including the notes thereto, the "Closing Date Balance Sheet"). The Closing Date Balance Sheet shall be prepared in the following manner and contain the following agreed adjustments and, except as so provided, shall otherwise fairly present the consolidated financial position of the Company in accordance with GAAP applied on a consistent basis in the same manner as the Interim Balance Sheet: (i) the Closing Date Balance Sheet shall reflect a provision for doubtful account in the amount of $615,000 relating to the account
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         receivable of CHPO Deloro; (ii) an additional tax accrual in the amount of $225,000 shall be reflected on the Closing Date Balance Sheet (unless paid before Closing) relating to the settlement of the tax audit in Germany of Deloro Stellite GmbH for the years 1992 to 1995; (iii) the Closing Date Balance Sheet shall reflect an additional accrual in the amount of $498,000 for U.K. pension fund liability;
         (iv) the Closing Date Balance Sheet shall reflect an additional accrual in the amount of $100,000 for warranty costs for equipment repair and replacement associated with the alleged failure of power sources supplied by Thermal Dynamics Corporation and included in Starweld 9000 PTA machines sold by the Company to TRW prior to the Closing Date; (v) inventories shall be confirmed pursuant to the physical inventory referenced in the immediately following sentence and shall be recorded on the Closing Date Balance Sheet in a manner consistent with Holdings' historical valuation methods; and (vi) except as referenced in the immediately preceding clauses (i) through
         (iv) no adjustments shall be made to the Closing Date Balance Sheet to address any other matter referenced in Appendix B of that certain letter dated July 31, 1997 from Morgan Grenfell Development Capital Limited to Holdings and Gleacher NatWest Inc. (the "MG Capital Letter"). As of the Closing Date, Holdings and Buyer shall jointly conduct a physical inventory of the raw materials, work-in-process and finished goods inventories of the Company and its Subsidiaries, provided that such physical inventory shall not include a review for obsolescence.

         Section 1.4 Covenants. Article V of the Stock Purchase Agreement is hereby amended to add the following section as follows:

                 SECTION 5.18 Conduct of TRW Litigation. Holdings hereby agrees that Holdings and its affiliates will take into account the importance to the Company of maintaining its on-going customer/business relationship with TRW when conducting all litigation and settlement negotiations with TRW in connection with the alleged failure of power sources supplied by Thermal Dynamics Corporation and included in Starweld 9000 PTA machines sold by the Company prior to the Closing Date.

         Section 1.5 Indemnification. Section 8.3(a) of the Stock Purchase Agreement is hereby amended to add the following clauses (v), (vi),
(vii) and (viii):

                 (v) all payments in excess of $200,000 for dilapidation costs required to be paid pursuant to that certain Lease Agreement dated June 24, 1987 between Europa Investments Limited and Deloro Stellite Limited, as amended;

                 (vi) all pension payments hereafter made by the Company or its Subsidiaries to Herr Rohrmann in excess of $422,000;

                 (vii) any and all Indemnifiable Losses (other than Indemnifiable Losses for warranty costs for equipment repair and replacement relating to, resulting from or arising out

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         of the alleged failure of power sources supplied by Thermal Dynamics
         Corporation) in excess of $200,000 relating to, resulting from or arising out of the alleged failure of Starweld 9000 PTA machines sold by the Company to TRW prior to the Closing Date; and

                 (viii) the first $100,000 of any and all Indemnifiable Losses and fifty percent (50%) of any and all Indemnifiable Losses thereafter to the extent relating to, resulting from or arising out of the litigation referred to in Item 5 of Section 3.11 of the Disclosure Schedule; provided, that Holdings' obligations under this clause
         (viii) are subject to the condition that, after the Closing, the Company agrees that it will not enter into a French joint venture or set up a wholly-owned French subsidiary that competes with CHPO-Deloro prior to the settlement or judicial resolution of the litigation referred to in Item 5 of Section 3.11 of the Disclosure Schedule.

         Section 1.6 Defense of Claims. Section 8.4(a) of the Stock Purchase Agreement is amended to add the following clause at the end thereof:
"; provided, that Holdings will assume the defense of any claim or action to the extent relating to, resulting from or arising out of the litigation referred to in Item 5 of Section 3.11 of the Disclosure Schedule and Buyer shall be responsible for fifty percent (50%) of the costs of such defense in excess of $100,000."

         Section 1.7 Termination. Section 9.1(c)(iii) of the Stock Purchase Agreement is hereby amended to read in its entirety as follows:
"(iii) fail, prior to 9:00 a.m. (New York City time) on August 7, 1997, to deliver to Holdings a new unconditional Debt Commitment or modify the existing Debt Commitment so that there shall be no conditions to funding thereunder other than the closing of this Agreement, apart from payment of the Purchase Price, upon fulfillment of the conditions set forth in Section 6.1 and Sections 6.2(a), 6.2(b) and 6.2(c);"

                                   ARTICLE II

                                 MISCELLANEOUS

         Section 2.1 Defined Terms. All capitalized terms used and not defined herein shall have the meanings ascribed to such terms in the Stock Purchase Agreement as hereby amended.

         Section 2.2 Effect of Amendment. Except as specifically provided herein, the Stock Purchase Agreement is in all respects ratified and confirmed. All of the terms, conditions and provisions of the Stock Purchase Agreement as hereby amended shall be and remain in full force and effect. Buyer hereby confirms that it shall not hereafter assert that any matter referenced in the MG Capital Letter constitutes a breach of the representations of Holdings contained in the Stock Purchase Agreement, nor, except to the extent expressly provided herein, shall Buyer assert any right to seek indemnification from Holdings in respect of any such matter.

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         Section 2.3      Entire Agreement.  This Amendment, together with the
unaltered portions of the Stock Purchase Agreement, embodies the entire agreement and understanding of the parties hereto and supersedes all prior agreements and understandings relating to the subject matter hereof.

         Section 2.4 Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of laws rules thereof.

         Section 2.5 Duplicate Originals. This Amendment may be executed in as many counterparts as may be necessary or convenient and each of which, when so executed, shall be deemed to be an original, but all such counterparts shall constitute but one and the same agreement.

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         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first written above.


                                          DS GROUP LIMITED



                                          By: /s/ DAN W. LORDEN
                                          Name:    Dan W. Lorden
                                          Title:   Director


                                          THERMADYNE HOLDINGS CORPORATION



                                          By:/s/ JAMES H. TATE
                                          Name:    James H. Tate
                                          Title:   Senior Vice President &
                                                   Chief Financial Officer


                                          DELORO STELLITE HOLDINGS CORPORATION



                                          By:/s/ JAMES H. TATE
                                          Name:    James H. Tate
                                          Title:   Senior Vice President &
                                                   Chief Financial Officer


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